Exhibit 99.1

FOR IMMEDIATE RELEASE

e.DIGITAL APPOINTS NEW DIRECTOR

Allen Cocumelli Appointed Chairman of the Board

(SAN DIEGO, CA, - October 8, 2008) - e.Digital Corporation (OTC: EDIG), a leading technology innovator of dedicated portable entertainment systems and patented flash memory-related technology announced today the appointment of Eric Polis as a member of the Company’s board of directors. The Company also announced that Allen Cocumelli has been appointed chairman of the board. Former chairman Alex Diaz has resigned from the board after more than six years of service.

“I find that more and more of my time is spent in Mexico on projects that take me far from San Diego,” said Mr. Diaz. “I strongly believe that the Company is at the point where it is finally enjoying well-deserved recognition for the value of its Flash-R™ patent portfolio and I feel satisfied that e.Digital is proceeding on firm footing.”

“Because of the time constraints imposed by my travel and other projects I feel I can no longer do justice to the position of chairman of the board and I enthusiastically endorse Allen’s appointment,” added Diaz. “It has been a pleasure to work with the team of professionals at e.Digital and I wish everyone involved the very best .”

Eric Polis has been secretary and treasurer of ASI Technology Corporation, a publicly traded specialty finance company, since July 2000. He has been employed as an asset manager for privately held Davric Corporation since 1997. Mr. Polis is also a private investor and serves on the board of several Las Vegas non-profit organizations. He obtained a B.S. in Business Administration from the University of Arizona in 1993.

“We wish Alex well in his future endeavors and welcome Eric to the board of directors,” remarked Allen Cocumelli.

About e.Digital Corporation: e.Digital is a leading innovator of dedicated portable entertainment systems. e.Digital also owns and is pursuing the monetization of its Flash-R™ portfolio of flash memory-related patents. e.Digital was the first company to employ and patent important aspects of the use of removable flash memory in portable recording devices. For more information about e.Digital, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

FOR FURTHER INFORMATION CONTACT:

e.Digital Corporation
Robert Putnam
(858) 304-3016 ext. 205
rputnam@edigital.com